Exhibit 10.1

AMENDMENT NO. 1
TO
INVACARE CORPORATION DEFERRED COMPENSATION PLUS PLAN
(Effective January 1, 2005)

This Amendment No. 1 is executed as of this 19th day of August, 2009, by Invacare Corporation, an Ohio corporation (hereinafter referred to as the “Company”).
WITNESSETH:
WHEREAS, effective January 1, 2005, the Company adopted the Invacare Corporation Deferred Compensation Plus Plan (the “Plan), which permits certain management and highly compensated employees to make certain nonqualified deferrals of compensation; and
WHEREAS, the Company now desires further to amend the Plan to further address administrative procedures relating to tax withholding; and
WHEREAS, the Company reserved the right, pursuant to Section 9.1 of the Plan, to make certain amendments thereto;
NOW, THEREFORE, effective as of January 1, 2009, the Company hereby amends the Plan as follows (all capitalized terms not otherwise defined in this Amendment have the meanings ascribed to them in the Plan):
1.           Section 6.10 is hereby amended to read as follows:

“6.10           Withholding.

All distributions shall be subject to legally required income and employment tax withholding.  All deferrals shall be determined net of any required tax or other withholdings (including, without limitation, withholdings for FICA tax).

In addition, to the extent permitted under Code Section 409A, the Company may elect to accelerate payment of a Participant’s benefit hereunder:

(a)
to pay any Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and Section 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”), as well as to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment accelerated under this Section 5.7(a) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount; and

(b)
to pay any state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred hereunder before the amount is paid or made available to the Participant (the “State, Local, or Foreign Tax Amount”).  Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant.  The Participant’s benefit hereunder also may be accelerated to pay the income tax at source on wages imposed under Code Section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes.  However, the total payment accelerated under this Section 5.7(b) must not exceed the aggregate of the State, Local, or Foreign Tax Amount and the income tax withholding related to such State, Local, or Foreign Tax Amount.

IN WITNESS WHEREOF, Invacare Corporation, by its duly authorized officers, has caused this Amendment to be executed as of the day and year first above written.

INVACARE CORPORATION

(“Company”)

By:	/s/ Robert K. Gudbranson

Its:	Senior Vice President and CFO